Press Release

Hythiam Contact: Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Media Relations Angelyn Lechman Chase Communications (619) 223-0961 alechman@chasepr.com

HYTHIAM ANNOUNCES THIRD QUARTER RESULTS

LOS ANGELES, CA — November 14, 2005 Hythiam, Inc. (NASDAQ: HYTM) a healthcare services management company that licenses the PROMETA™ physiological protocols designed to treat substance dependence, today announced financial results for the third quarter and nine months ended September 30, 2005.

For the third quarter, the Company reported revenues of $361,000, compared to revenues of $41,000 in the third quarter of 2004. The increase was driven by licensing fees earned from licensee sites which completed treatment of a total of 72 patients in the quarter. This is as compared to 40 treatments in the second quarter of 2005 and 9 treatments in the year ago third quarter. By the end of the third quarter of 2005, there were eleven operational licensee sites contributing to revenues at some level, compared to just one operational site in the same period last year. In the third quarter of 2005, Hythiam entered into five new licensing agreements with hospitals and healthcare providers, bringing the total number of licensees to 23 at September 30, 2005. Thus far, new sites have typically started generating revenues after an initial four to six-month training and start-up period. The net loss in the third quarter of 2005 was $6.6 million, or $0.22 per share, compared to a net loss of $3.0 million, or $0.12 per share, in the same period last year. The net loss for the fiscal 2005 third quarter included non-cash charges for depreciation, amortization and stock-based expense of $576,000, compared to $530,000 for similar expenses in the year-earlier period.

For the nine-month period ending September 30, 2005, revenues were $794,000, compared to $113,000 in the same period last year. The Company reported a net loss of $15.6 million, or $0.52 per share, in the first nine months of 2005, compared to a net loss of $8.5 million, or $0.35 per share, in the comparable period in 2004. The net loss for the nine months included $2.3 million in non-cash charges for depreciation, amortization and stock-based expense, compared to $1.1 million for the same period last year.

“As a result of our recent financing of $35 million, we will enter the New Year with the strongest balance sheet in our company’s history,” said Hythiam’s Chairman and CEO, Terren S. Peizer. “We continue to see increased momentum in the private pay segment of our business during this, our build-out phase. Year to date we have a footprint of 25 licensees that will all serve as points of access for the PROMETA protocols in the near future. We are comfortable in achieving our goal of 30 to 40 licensees by year end, and we will have between 15 to 20 licensees fully operational as we enter the New Year. Furthermore, based upon our backlog of contracted licensees and our pipeline of prospects, there will be a steady flow of sites that we will train and we should see an increase in patient traffic toward the end of this calendar year and then on a sequential basis in calendar 2006.

Peizer continued, “Additionally, we announced that the leading research institutions in the field of alcohol and substance abuse research have decided to conduct studies and publish on the PROMETA™ protocol. The preeminent investigator for psychostimulant research, UCLA’s Dr. Walter Ling, is conducting a multi-site, randomized double-blind placebo controlled study of PROMETA™ for the treatment of methamphetamine dependence. UCLA is a leading institution conducting stimulant research for the National Institute of Health through National Institute on Drug Abuse grant funding and we welcome their interest and participation. Also, the Medical University of South Carolina- again one of the foremost institutes for the research of alcoholism for the pharmaceutical industry and NIDA- announced it is conducting a randomized, double-blinded, placebo controlled study of PROMETA™ for the initiation, and extension of abstinence of alcoholism.

“Just a few months ago, in a paper sponsored by NIDA- the assertion was made that ‘to date no medications tested have shown efficacy to reduce methamphetamine use’. Therefore the anticipated completion of Dr. Harold Urschel’s study of PROMETA™ for methamphetamine dependence in the first quarter next year is significant, since we believe it may provide the first third-party validation of PROMETA™. Methamphetamine and cocaine dependence are top priorities at the state and drug court levels, and because of the similar pathophysiologies of these drugs, a treatment validated for one should be readily adopted for the other. We believe the results from these studies will prove to accelerate our growth, as well as validate PROMETA™ as a method of care for treating alcoholism and stimulant dependence,” Peizer added.

“Continuing progress is being made in the other market channels we are pursuing: drug courts; state Medicaid; and commercial third party payors. During this last quarter, we achieved a significant milestone through the Drug Court cocaine dependence treatment pilot that was announced in Gary, Indiana. Endorsed by both the local judiciary as well as the governing membership association responsible for many Drug Court professionals- the National Association of Drug Court Professionals- the results of this pilot will serve as a template to rapidly increase adoption of PROMETA™ through the Drug Court system. We hope to be able to announce other pilots that will similarly accelerate our penetration of the Medicaid and third party payor markets.

“Later this month we’ll be opening our flagship, company-managed PROMETA™ Center—a 4,200 square foot, outpatient facility run by a medical group that will treat patients with the PROMETA™ protocols— to which Hythiam will supply turn-key business management services, in exchange for a management and licensing fee. The PROMETA™ center will have the capacity to treat approximately 2000 patients per year, and we will focus aggressively on its launch.” Peizer concluded.

Interested parties are invited to listen to the conference call today at 2 PM P.T. live over the Internet at, or http://www.vcall.com to review the financial results for the quarter and nine months ended September 30, 2005, and to discuss the prospects for the fourth quarter ending December 31, 2005, followed by a Q&A session. The call is also available by dialing (877) 407-9205, or for international callers 201-689-8054. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PT on November 18, 2005 by dialing 877-660-6853 or 201-612-7415, and entering account number 286 and the conference code 176817.

About PROMETA™
Hythiam’s PROMETA™ treatment protocols are designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamines, as well as combinations of these drugs. The PROMETA™ protocols include medically supervised procedures designed to address both the neurochemical imbalances in the brain and some of the nutritional deficits caused or worsened by substance dependence. Changes in brain chemistry and function play an important role in the physical and behavioral symptoms of substance dependence, including tolerance, withdrawal symptoms, craving and relapse. The PROMETA™ protocols also provide for one-month of prescription medication and nutritional supplements, combined with psychosocial or other recovery-oriented therapy chosen by the patient in conjunction with their treatment provider. As a result, PROMETA™ represents an innovative approach to managing alcohol, cocaine or methamphetamine dependence that is designed to address physiological, nutritional and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.

About Hythiam, Inc.
Hythiam® is a healthcare services management company, focused on delivering solutions for those suffering from alcoholism and other substance dependencies. Hythiam researches, develops, licenses and commercializes innovative physiological treatment protocols that seek to address substance dependence. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, marketing and sales support, and outcomes tracking for data analysis. For further information, please visit www.hythiam.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

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Hythiam, Inc. and Subsidiaries
(a Development Stage Company)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2005	2004	2005	2004
Revenues	$361	$41	$794	$113
Operating Expenses:
Salaries and benefits	2,452	1,308	6,323	3,994
Other operating expenses	4,444	1,593	9,948	4,274
Depreciation and amortization	221	159	625	456
Total operating expenses	7,117	3,060	16,896	8,724
Loss from operations	(6,756)	(3,019)	(16,102)	(8,611)
Interest income	152	39	487	116
Loss before provision for income taxes	(6,604)	(2,980)	(15,615)	(8,495)
Provision for income taxes	—	—	—	2

Net loss	$(6,604)	$(2,980)	$(15,615)	$(8,497)

Basic and diluted net loss per share	$(0.22)	$(0.12)	$(0.52)	$(0.35)

Weighted number of shares outstanding	29,867	24,624	29,806	24,617

Hythiam, Inc. and Subsidiaries
(a Development Stage Company)
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Cash and equivalents	$3,450	$4,000
Marketable securities	10,513	23,479
Restricted cash and marketable securities	65	—
Receivables, net	299	168
Other current assets	560	446
Property and equipment, net	2,872	2,424
Intellectual property, net	3,072	3,080
Other assets	779	365

Total Assets	$21,610	$33,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$3,208	$1,764
Long-term liabilities	497	364
Stockholders’ equity	17,905	31,834

Total Liabilities and Stockholders’ Equity	$21,610	$33,962